Exhibit 10.39

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of December 26, 2012, by and between CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and NEUROSIGMA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated May 27, 2010 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 2,161 rentable square feet (the “Existing Premises”) described as Suite No. 1230 on the 12th floor of the building commonly known as 10960 Wilshire Boulevard located at 10960 Wilshire Boulevard, Los Angeles, California (the “Building”).

B.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 1,918 rentable square feet described as Suite No. 1910 on the 19th floor of the Building and shown on Exhibit A attached hereto (the “Suite 1910 Expansion Space”), on the following terms and conditions.

C.	The Lease will expire by its terms on July 31, 2013 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Suite 1910 Expansion.

1.1.	Effect of Suite 1910 Expansion. Effective as of the Suite 1910 Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 2,161 rentable square feet on the 12th floor to 4,079 rentable square feet on the 12th and 19th floors by the addition of the Suite 1910 Expansion Space, and, from and after the Suite 1910 Expansion Effective Date, the Existing Premises and the Suite 1910 Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Suite 1910 Expansion Space (the “Suite 1910 Expansion Term”) shall commence on the Suite 1910 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date (defined in Section 2 below). From and after the Suite 1910 Expansion Effective Date, the Suite 1910 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Notwithstanding the foregoing, Landlord shall be entitled to possession of the Suite 1910 Expansion Space for the purpose of performing the Tenant Improvement Work during the period commencing on the Suite 1910 Expansion Effective Date and ending on the day prior to the Suite 1910 Rent Commencement Date (hereinafter defined).

1.2.	Suite 1910 Expansion Effective Date; Suite 1910 Rent Commencement Date. As used herein, “Suite 1910 Expansion Effective Date” means December 21, 2012. As used herein, the “Suite 1910 Rent Commencement Date” means the earlier to occur of (i) the date on which Tenant first conducts business in the Suite 1910 Expansion Space pursuant to this Amendment, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto).

1.3.	Confirmation Letter. At any time after the Suite 1910 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days after receiving it. If Tenant fails to execute and return (or reasonably object in writing to) such notice within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

2.	Extension. The term of the Lease is hereby extended through October 31, 2016 (the “Extended Expiration Date”). The portion of the term of the Lease commencing on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

3.	Base Rent.

3.1.	Existing Premises During Extended Term. With respect to the Existing Premises during the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot	Monthly Base Rent
August 1, 2013 through July 31, 2014	$42.00	$7,563.50
August 1, 2014 through July 31, 2015	$43.26	$7,790.41
August 1, 2015 through July 31, 2016	$44.56	$8,024.51
August 1, 2016 through October 31, 2016	$45.89	$8,264.02

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

BASE RENT ABATEMENT FOR THE EXISTING PREMISES. Notwithstanding anything in this Section of the Amendment to the contrary, so long as Tenant is not in Default (as defined in Section 19) under the Lease, Tenant shall be entitled to an abatement of Base Rent for the Existing Premises as follows: (i) $7,563.50 per month applicable to September, 2013 and October, 2013; and (ii) $7,790.41 applicable to August, 2014. The total amount of Base Rent for the Existing Premises abated in accordance with the foregoing shall equal $22,917.41 (the “Existing Premises Abated Base Rent”). If Tenant Defaults at any time during the Extended Term and fails to cure such Default within any applicable cure period under the Lease, all Existing Premises Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Existing Premises Abated Base Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Base Rent applicable to the Existing Premises shall be abated pursuant to this Section, and Base Rent applicable to the Suite 1910 Expansion Space and all Additional Rent (as defined in Section 3 of the Lease) and other costs and charges specified in this Amendment and the Lease shall remain as due and payable pursuant to the provisions of this Amendment and the Lease.

3.2.	Suite 1910 Expansion Space During Suite 1910 Expansion Term. With respect to the Suite 1910 Expansion Space during the Suite 1910 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 1910 Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Suite 1910 Expansion Effective Date through the day prior to the Suite 1910 Rent Commencement Date	$0		$0
Suite 1910 Rent Commencement Date through the last day of the 12th full calendar month following the Suite 1910 Rent Commencement Date	$42.00	$ $	6,713.00 (any partial month shall be prorated based on 216.55 per day)
13th through 24th full calendar month following the Suite 1910 Rent Commencement Date	$43.26		$6,914.39
15th through 36th full calendar month following the Suite 1910 Rent Commencement Date	$44.56		$7,122.17
37th full calendar month following the Suite 1910 Rent Commencement Date through October 31, 2016	$45.89		$7,334.75

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

BASE RENT ABATEMENT FOR THE SUITE 1910 EXPANSION SPACE. Notwithstanding anything in this Section of the Amendment to the contrary, so long as Tenant is not in Default under the Lease, Tenant shall be entitled to an abatement of Base Rent for the Suite 1910 Expansion Space as follows: (i) $6,713.00 per month applicable to the 2nd, 3rd and 4th full calendar months following the Suite 1910 Rent Commencement Date; and (ii) $6,914.39 applicable to the 13th full calendar month following the Suite 1910 Rent Commencement Date. The total amount of Base Rent for the Suite 1910 Expansion Space abated in accordance with the foregoing shall equal $27,053.39 (the “Suite 1910 Expansion Space Abated Base Rent”). If Tenant Defaults at any time during the Suite 1910 Expansion Term and fails to cure such Default within any applicable cure period under the Lease, all Suite 1910 Expansion Space Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Suite 1910 Expansion Space Abated Base Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Amendment, the Lease or at law or in equity. Only Base Rent applicable to the Suite 1910 Expansion Space shall be abated pursuant to this Section, and Base Rent applicable to the Existing Premises and all Additional Rent and other costs and charges specified in this Amendment and the Lease shall remain as due and payable pursuant to the provisions of this Amendment and the Lease.

4.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $20,139.00, which shall be added to and become part of the Security Deposit held by Landlord pursuant to Sections 1.8 and 21 of the Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $13,459.42 to $33,598.42.

5.	Tenant’s Share. With respect to the Suite 1910 Expansion Space during the Suite 1910 Expansion Term, Tenant’s Share shall be 0.3220%.

6.	Expenses and Taxes.

6.1.	Existing Premises During Extended Term. With respect to the Existing Premises during the Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Existing Premises during the Extended Term, the Base Year for Expenses and Taxes shall be calendar year 2013.

6.2.	Suite 1910 Expansion Space During Suite 1910 Expansion Term. With respect to the Suite 1910 Expansion Space during the Suite 1910 Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suite 1910 Expansion Space during the Suite 1910 Expansion Term, the Base Year for Expenses and Taxes shall be calendar year 2013.

7.	Improvements to Existing Premises and Suite 1910 Expansion Space.

7.1.	Condition and Configuration of Existing Premises and Suite 1910 Expansion Space. Tenant acknowledges that it is in possession of the Existing Premises and that it has inspected the Suite 1910 Expansion Space, and, subject to Landlord’s obligation to complete the Tenant Improvement Work in the Suite 1910 Expansion Space, agrees to accept such space in its existing condition and configuration.

7.2.	Responsibility for Improvements to Existing Premises and Suite 1910 Expansion Space. Landlord shall perform improvements to the Existing Premises and the Suite 1910 Expansion Space in accordance with Exhibit B attached hereto.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.1.	Parking. In addition to the parking rights granted to the Tenant pursuant to Section 1.9 of the Lease, with respect to the Suite 1910 Expansion Space during the Suite 1910 Expansion Term, Tenant shall have the right, but not the obligation, to lease five (5) additional unreserved parking passes in the Parking Facility (as defined in Section 24 of the Lease). Tenant shall pay Landlord the sum of $180.00 per additional unreserved parking pass per month, plus applicable taxes, if any; as such rate shall be subject to increase from time to time to reflect the prevailing market rates charged in the Parking Facility.

8.2.	No Options. The parties hereto acknowledge and agree that during the Extended Term Tenant shall have no rights to extend the term of the Lease, or expand, terminate or contract the Premises. The parties agree that any rights existing in the Lease to extend the term of the Lease (including, without limitation, Section 3, “Extension Option” of EXHIBIT F, “ADDITIONAL PROVISIONS” of the Lease) of, or expand, terminate or contract the Premises shall be deleted in their entirety and are of no further force and effect.

9.	Miscellaneous.

9.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

9.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

9.5.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than L.A. Realty Partners) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than L.A. Realty Partners) claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.7.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Frank Campbell
Name: Frank Campbell
Title: Market Management Director

TENANT: NEUROSIGMA, INC., a Delaware corporation

By:	/s/ Leon Ekchian
Name:	Leon Ekchian
Title:	President & CEO